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                                                                     Exhibit 4.1

               MetLife Senior Partners Deferred Compensation Plan
                           (effective January 1, 2007)

1. Purpose. The purpose of the Plan is to provide an opportunity for Participants to delay receipt of Compensation until a later date, at which time payment of the compensation will be made after adjustment for the simulated investment experience of such compensation from date of deferral. The Plan is intended to comply with Legal Deferral Requirements and requirements for the registration of debt incurred by MetLife, Inc. under the Plan with the Securities and Exchange Commission on a form S-8.

2.   Plan Administration.

     2.1. The Plan Administrator shall administer the Plan.

     2.2. The Plan Administrator may establish, amend, and rescind rules and regulations relating to the Plan, provide for conditions necessary or advisable to protect the interest of the Affiliates, construe all communications related to the Plan, and make all other determinations it deems necessary or advisable for the administration and interpretation of the Plan. The Plan Administrator may conform any provision of this Plan to the extent such provision is inconsistent with Legal Deferral Requirements.

     2.3. Determinations, interpretations, and other actions made by the Plan Administrator shall be final, binding, and conclusive for all purposes and upon all individuals.

     2.4. The Plan Administrator may prescribe forms as the sole and exclusive means for Participants to take actions authorized or allowed under the Plan. The Plan Administrator may issue communications to Eligible Senior Partners and Participants as it deems necessary or appropriate in connection with the Plan (including but not limited to communications explaining the risks and potential benefits of the Investment Tracking Funds). Subject to the provisions of Section 17 of the Plan, the Plan Administrator may, in its sole discretion, adjust the value of Deferred Compensation Accounts on a basis other than as prescribed in Deferral Elections or Reallocation Elections, including but not limited to the use of Investment Tracking Funds other than those selected by the Participant.

     2.5. Except to the extent prohibited by law, communication by the Plan Administrator (and by an Eligible Senior Partner or Participant to the extent authorized by the Plan Administrator) of any document or writing, including any document or writing that must be executed by a party, may be in an electronic form of communication.

     2.6. The Plan Administrator may appoint such agents, who may be officers or employees of an Affiliate, as it deems necessary or appropriate to assist it in administering the Plan and may grant authority to such agents to execute documents and take action on its behalf. The Plan Administrator may consult such legal counsel, consultants, or other professional as it deems desirable and may rely on any opinion received from any such professional or from its agent. All expenses incurred in the administration of the Plan shall be paid by one or more of the Affiliates.

3. Eligibility to Participate. Each Eligible Senior Partner shall be eligible to participate in the Plan.

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4.   Deferral Elections.

     4.1. At such times as are determined by the Plan Administrator, each Eligible Senior Partner may complete and submit to the Plan Administrator a Deferral Election applicable to the Eligible Senior Partner's Compensation payable for services performed in such periods on and after January 1, 2007 and following the date of the Deferral Election (or other such periods consistent with Legal Deferral Requirements) determined by the Plan Administrator. The Plan Administrator shall prescribe the form(s) of Deferral Election.

     4.2. The Plan Administrator may offer an Eligible Senior Partner the opportunity to indicate each or any of the following, either separately or in combination, in a Deferral Election: (a) the percentage, in increments of 5% of Compensation that would otherwise be paid the receipt of which the Eligible Senior Partner wishes to defer into a Deferred Compensation Account; (b) the Investment Tracking Fund(s) which the Eligible Participant selects to adjust the value of the Deferred Compensation Account; (c) the date on which the Eligible Senior Partner wishes the payment of the Deferred Compensation Account to begin, which shall be no earlier than January 1 of the calendar year following the calendar year in which the third anniversary of the latest date any Compensation subject to the Deferral Election would have otherwise been paid; (d) whether the Deferred Compensation Accounts are to be paid in a single lump sum or annual installments; and (e) if the Deferred Compensation Accounts are to be paid in annual installments, the number (not to exceed fifteen
          (15)) of such installments.

     4.3. The Plan Administrator may, in its discretion, reject and/or reform any Deferral Election, in whole or in part, due to (a) inconsistency of the Deferral Election with this Section 4; (b) inconsistency of the Deferral Election with compliance with legal requirements (including those regarding sufficient tax withholding and those regarding payroll taxation for FICA or otherwise); (c) inconsistency of the Deferral Election with requirements for Participant contributions or premium payments from compensation under the terms of any plan; (d) inconsistency of the Deferral Election with Legal Deferral Requirements; or (e) any other lawful basis.

     4.4. Notwithstanding any other provisions of this Plan, no Compensation payable to a Participant less than one-hundred eighty (180) days after the first day of the second calendar month following a hardship payment to the Participant under any qualified deferred compensation or savings and investment plan in which the individual participated by virtue of employment or agency with any Affiliate shall be deferred under this Plan.

5. Investment Tracking. Except as provided in Sections 2.4 of this Plan, the value of each Participant's Deferred Compensation Accounts shall be adjusted to reflect the simulated investment performance on a Total Return Basis using the Investment Tracking Funds selected by the Participant for purposes of such valuation in the Deferral Election, and those selected by the Participant in subsequent Reallocation Elections, on the same basis as if the value of such Deferred Compensation Accounts had been invested in such Investment


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     Tracking Funds for such period(s) of time determined by the Deferral
     Election and any Reallocation Election until it is payable.

6.   Reallocation Elections.

     6.1. The Participant may change the Investment Tracking Funds used to adjust either (a) the value of new contributions to his/her Deferred Compensation Accounts, from the date(s) Compensation is deferred rather than paid; and/or (b) the value of the Participant's existing Deferred Compensation Accounts.

     6.2. Unless otherwise determined by the Plan Administrator, a Reallocation Election shall be effective on the date it is received by the Plan Administrator, or on the following business day if it is received by the Plan Adminstrator at a time when the Plan Administrator determines it is not practicable or convenient to the operation of the Plan to apply such Reallocation Election on the date it is received. The number of Reallocation Elections by a Participant regarding each of items (a) and (b) of Section 6.1, respectively, shall not exceed six
          (6) in any calendar year.

7. Beneficiary Designation. The Plan Administrator shall prescribe the form by which each Eligible Senior Partner and Participant may designate a beneficiary or beneficiaries (who may be named contingently or successively, and among whom payments received under this Plan may be split as indicated by the individual) for purposes of receiving payment of Deferred Compensation Accounts under this Plan after the death of such individual. Each designation will be effective only upon its receipt by the Plan Administrator during the life of the individual making the designation and shall revoke all prior beneficiary designations by that individual related to this Plan. To the extent an individual has not otherwise submitted a beneficiary designation effective with regard to this Plan, any beneficiary designation submitted by such individual for deferred compensation pursuant to a Senior Partnership Form 055 Contract during or prior to 2006 shall be effective for purposes of this Plan.

8.   Payment of Deferred Compensation Accounts.

     8.1. Amount. Except as provided in Section 2.4 of this Plan, the amount of payment(s) of each Deferred Compensation Account shall reflect the value of those Deferred Compensation Accounts through the date each payment of Deferred Compensation Accounts is payable, as adjusted for Investment Tracking. If payment of a Deferred Compensation Account is to be made in installments, then the amount of each installment payment from the Deferred Compensation Account will be determined by dividing the value of the Deferred Compensation Account at the time the payment is due by the remaining number of installments to be paid.

     8.2. Form. The form of payment of all Deferred Compensation Accounts shall be cash.

     8.3. Timing and Number of Payments.

          8.3.1. If a Participant dies on any date prior to completion of all payments from a Participant's Deferred Compensation Accounts, the unpaid portions of the Participant's Deferred Compensation Accounts shall become immediately payable in a lump sum.


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          8.3.2. To the extent a Deferred Compensation Account is payable pursuant to Sections 10 or 11 of this Plan, payment shall be made in a single lump sum.

          8.3.3. Except to the extent Sections 8.3.1 or 8.3.2 of this Plan apply, the Participant's Deferred Compensation Account shall be payable beginning on the date determined by the Participant's Deferral Election and in the number of payments determined by the Participant's Deferral Election.

          8.3.4. Payment(s) of a Deferred Compensation Account shall be made as soon as practicable after they are payable, as determined by the Plan Administrator.

          8.3.5. Notwithstanding any other terms of this Plan, no payment of any Deferred Compensation Account shall be made at a time inconsistent with Legal Deferral Requirements.

     8.4. To Whom Paid. Except as otherwise provided in this Section 8.4 of this Plan, all payments of a Participant's Deferred Compensation Accounts will be made to the Participant. If a Participant dies on any date prior to the date of the completion of all such payments, all unpaid values in the Participant's Deferred Compensation Accounts shall be paid to the beneficiary designated for that purpose by the Participant. If the Participant's designated beneficiary has not survived the Participant, or the Participant has designated no beneficiary for purposes of this Plan, such payment will be made to the Participant's estate.

     8.5. Withholding. Withholding of any taxes or other items required by law shall be made from each payment of a Participant's Deferred Compensation Account or from other payments due to the Participant from any Affiliate.

9. Loans and Assignments. The Plan shall make no loan, including any loan on account of any Deferred Compensation Account, to any Participant or any other person nor permit any Deferred Compensation Account to serve as the basis or security for any loan to any Participant or any other person. Except as provided in Section 18, no Participant or any other person may sell, assign, transfer, pledge, commute, or encumber any Deferred Compensation Account or any other rights under this Plan.

10.  Hardship Accommodations.

     10.1. Upon the written request of an Eligible Senior Partner or Participant, the Plan Administrator may, in its sole discretion and in light of any facts or considerations it deems appropriate, find that the Eligible Senior Partner or Participant has suffered an Unforeseeable Emergency. In light of such a finding, the Plan Administrator may, to the extent the Plan Administrator determines necessary for the Eligible Senior Partner or Participant to address the Unforeseeable Emergency, (a) suspend the deferral of receipt of Compensation by the Eligible Senior Partner or Participant pursuant to a Deferral Election; and/or (b) to the extent the Plan Administrator finds, in its sole discretion, that such a suspension of deferral is insufficient to address the Participant's Unforeseeable Emergency, make payment of all or a portion of the Participant's Deferred Compensation Accounts. The Plan Administrator shall


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          provide the Eligible Senior Partner or Participant with written notice of its determinations in response to the Eligible Senior Partner's or Participant's request.

     10.2. The total amount of deferrals suspended or payment advanced shall not exceed the amount necessary to satisfy the financial consequences of the Unforeseeable Emergency and amounts equal to the withholding required by Section 8.5, and shall not exceed the total value of the Deferred Compensation Accounts under the Plan. No accommodation pursuant to this Section 10 shall be implemented in manner or at a time when prohibited or punishable by any applicable Affiliate policy or law, including but not limited to law regarding trading of securities on inside information and the exemptions therefrom.

     10.3. If the Eligible Senior Partner or Participant participates in any other deferred compensation plan by virtue of employment or agency with any Affiliate, the Plan Administrator may coordinate the operation of this Section 10 with the operation or similar provisions of any such other plan, including but not limited to reducing the value of deferrals in ascending order of the value of deferrals in each plan beginning with the plan in which the individual's deferrals have the lowest value.

     10.4. To the extent that the value of the Participant's Deferred Compensation Account is reduced, the value tracked according to each Investment Tracking Fund shall be reduced proportionate to the total value of the Deferred Compensation Account, respectively, being tracked in that Investment Tracking Fund.

11. Unilateral Payment. In those circumstances permitted by law consistent with Legal Deferral Requirements, the Plan Administrator may, in its discretion, and regardless of the Participant's wishes, pay a Participant the value of the Participant's Deferred Compensation Accounts in whole or in part. No payment pursuant to this Section 11 shall be made in manner or at a time when prohibited or punishable by any applicable Affiliate policy or law, including but not limited to law regarding trading of securities on inside information and the exemptions there from.

12. Nature of Liability. All Deferred Compensation Accounts accrued under this Plan are unsecured obligations of MetLife, Inc. and any successor thereto, and are neither obligations, debts, nor liabilities of any other entity or party. This Plan and the liabilities created hereunder are unfunded. Investment Tracking, any other means for adjusting the value of Deferred Compensation Accounts, and any communication or documentation regarding this Plan or any Participant's Deferred Compensation Accounts is for recordkeeping purposes only and do not create any right, property, security, or interest in any assets of Metropolitan Life or any other party. All Deferred Compensation Accounts accrued under this Plan are subject to the claims of general creditors of MetLife, Inc.

13. No Guarantee of Agency; No Limitation on Principle Action. Nothing in this Plan shall interfere with or limit in any way the right of any entity or person to establish the terms and conditions of agency of any individual, including but not limited to compensation and benefits, or to terminate the agency of any individual, nor confer on any individual the right to continue in the agency of any entity or person. Nothing in this Plan shall limit the right of


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     any entity or person to establish any other compensation or benefit plan.
     No Deferred Compensation Account shall be treated as compensation for purposes of a Participant's right under any other plan, policy, or program, except as stated or provided in such plan, policy, or program. Nothing in this Plan shall be construed to limit, impair, or otherwise affect the right of any entity to make adjustments, reorganizations, or changes to its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets.

14. Term of Plan. This Plan shall be effective on and after January 1, 2007, and shall continue in effect unless and until it is terminated pursuant to its terms. The Plan Administrator may solicit and receive Deferral Elections prior to the date this Plan is effective.

15. Governing Law. The Plan shall be construed in accordance with and governed by New York law, without regard to principles of conflict of laws.

16. Entire Plan; Third Party Beneficiaries. This Plan document is the entire expression of the Plan, and no other oral or written communication, other than documents authorized under this Plan and fulfilling its express terms, shall determine the terms of the Plan or the terms of any agreement between an Eligible Senior Partner or Participant and an Affiliate with regard to the Plan or Deferred Compensation Accounts. There are no third party beneficiaries to this Plan, other than Participants' respective beneficiaries designated under the terms of this Plan.

17. Amendment and Termination. Except to the extent otherwise required by law, the Plan Administrator may amend, modify, suspend, or terminate this Plan at any time. Any such amendment or termination will not reduce the amount in Deferred Compensation Accounts accrued under this Plan prior to the execution of such amendment or termination. For further clarification, except as stated in the sentence above, amendments may otherwise be made to any and all provisions of the Plan, including but not limited to amendments affecting the time of distribution of Deferred Compensation Accounts, affecting forms of distribution of Deferred Compensation Accounts, or affecting any of the Investment Tracking Funds or any other means for adjusting the value of Deferred Compensation Accounts.

18. Qualified Domestic Relations Orders. The Plan Administrator will distribute, designate, or otherwise recognize the attachment of any portion of a Participant's Deferred Compensation Accounts in favor of the Participant's spouse, former spouse or dependents to the extent such action is mandated by the terms of a qualified domestic relations order as defined in Section 414(p) of the Code.

19. Definitions. Capitalized terms in this Plan, and their forms, shall have the following meanings:

     19.1. "Affiliate" shall mean MetLife, Inc. and any corporation, partnership, limited liability company, trust or other entity which directly, or indirectly through one or more intermediaries, controls, or is controlled by, MetLife, Inc.

     19.2. "Code" shall mean the Internal Revenue Code of the United States.


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     19.3. "Compensation" shall mean compensation payable by Metropolitan Life
          Insurance Company pursuant to the terms of a Senior Partnership Form 055 Contract.

     19.4. "Deferral Election" shall mean a written document executed by the Eligible Senior Partner specifying the Eligible Senior Partner's instructions regarding the matters addressed by Section 4 of this Plan.

     19.5. "Deferred Compensation Account" shall mean a recordkeeping account established for the benefit of a Participant in which is credited Compensation otherwise payable in to a Participant, but accounted for to the credit of the Participant under the terms of this Plan rather than paid to the Participant as and when originally earned.

     19.6. "Eligible Senior Partner" shall mean a Senior Partner who has designated by the Plan Administrator in its discretion to be eligible to defer Compensation under the Plan, at such times and under such terms as are consistent with the Plan determined by the Plan Administrator. Without limiting the generality of the foregoing, the Plan Administrator may allow a Senior Partners who deferred 2006 compensation under a Senior Partnership Form 055 Contract to be an Eligible Senior Partner with regard to 2007 and/or 2008 Compensation, and use performance criteria, including but not limited to a production requirement that is 50% of the Senior Partner Leaders Conference requirement, including meeting all rules set for mix of business, to determine those Senior Partners who shall be Eligible Senior Partners.

     19.7. "Fair Market Value" shall mean, on any date, the closing price of MetLife Stock as reported in the principal consolidated transaction reporting system for the New York Stock Exchange (or on such other recognized quotation system on which the trading prices of MetLife Stock are quoted at the relevant time) on such date. In the event that there are no MetLife Stock transactions reported on such tape (or such other system) on such date, Fair Market Value shall mean the closing price on the immediately preceding date on which MetLife Stock transactions were so reported.

     19.8. "Investment Tracking" shall mean the adjustment of value to reflect simulated investment performance in accordance with the terms of the Plan.

     19.9. "Investment Tracking Funds" shall mean those securities, funds, or other savings or investment vehicles designated from time to time by the Plan Administrator in its discretion, which may include a MetLife Common Stock Fund.

     19.10. "Legal Deferral Requirements" shall mean requirements under law, including but not limited to those under Code Section 409A, for effective and valid deferral of taxation of income.

     19.11. "MetLife Common Stock Fund" shall mean Fair Market Value, plus the value of reinvested dividends payable on MetLife Stock.

     19.12. "MetLife Stock" shall mean shares of common stock of MetLife, Inc.

     19.13. "Participant" shall mean each Eligible Senior Partner who has had compensation deferred by operation of a Deferral Election under this Plan.

     19.14. "Plan" shall mean this MetLife Senior Partners Deferred Compensation Plan.


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     19.15. "Plan Administrator" shall mean the Plan Administrator of the
          Metropolitan Life Retirement Plan for United States Employees., including any person to whom such office has been delegated.

     19.16. "Reallocation Election" shall mean a written document executed by the Participant specifying the Participant's instructions regarding the matters addressed by Section 6 of this Plan.

     19.17. "Senior Partner" means a natural person who has entered into a Senior Partnership Form 055 Contract.

     19.18. "Senior Partnership Form 055 Contract" shall mean a Senior Partnership Form 055 Contract between a Senior Partner and Metropolitan Life Insurance Company, or similar agreement or arrangement with an Affiliate as determined by the Plan Administrator in its discretion.

     19.19. "Total Return" shall mean the change (plus or minus) in price or value, plus dividends (if any) on a reinvested basis, during the applicable period, as determined by the Plan Administrator according to such measures as it determines in its discretion.

     19.20. "Unforeseeable Emergency" shall mean severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, in any case that is not or can not be relieved by the Participant through reimbursement or compensation by insurance or otherwise, liquidation of the Participant's assets (to the extent such liquidation would not itself cause severe financial hardship), and in any case solely to the extent consistent with the grounds for action by the Plan Administrator under
          Section 10 of the Plan consistent with Legal Deferral Requirements.


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IN WITNESS WHEREOF, pursuant to authorization of the Board of Directors of
MetLife, Inc., this MetLife Senior Partners Deferred Compensation Plan is approved.

/s/ Joseph A. Reali
---------------------------------------
Joseph A. Reali
Senior Vice President and Tax Director
MetLife, Inc.

Date: 11/2/06
      ---------------------------------

Witness: /s/ Daisy Charneco
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